UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant Section 240.14a-12

eLOYALTY CORPORATION

(Exact name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

150 Field Drive, Suite 250

Lake Forest, Illinois 60045

April 3, 2009

Dear eLoyalty Stockholder:

On behalf of the Board of Directors and management of eLoyalty Corporation, I cordially invite you to attend the 2009 Annual Meeting of eLoyalty’s stockholders. The Annual Meeting will be held at 9:00 a.m. Central time on Thursday, May 14, 2009 at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015.

At this year’s Annual Meeting, the agenda includes the proposed election of two current Class I Directors and the ratification of eLoyalty’s independent public accountants for 2009. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will have an opportunity to comment and ask appropriate questions.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet or, if you have opted for full set delivery of the proxy materials, by signing, dating, and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,
/s/ Kelly D. Conway
Kelly D. Conway
President and Chief Executive Officer

eLOYALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2009

The Annual Meeting of eLoyalty’s stockholders will be held at 9:00 a.m. Central time on Thursday, May 14, 2009, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015 for the following purposes:

1.	To elect two Class I Directors to serve for an ensuing term of three years;

2.	To ratify Grant Thornton LLP as eLoyalty’s independent public accountants for 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items are more fully described in the following pages of the Proxy Statement.

The record date for the Annual Meeting was the close of business on March 17, 2009. Only stockholders of record as of that time and date will be entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at eLoyalty’s offices at 150 Field Drive, Suite 250, Lake Forest, Illinois, during normal business hours for ten days prior to the Annual Meeting.

Your vote is important. Stockholders are urged to submit a proxy with their voting instructions as promptly as possible, whether or not they intend to attend the meeting in person. Record holders of eLoyalty shares as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth in the Proxy Statement. Of course, if you have opted for full set delivery of the proxy materials, you also may submit a proxy containing your voting instructions by completing, signing, dating, and returning the enclosed proxy card in accordance with the instructions provided on it.

By Order of the Board of Directors,
/s/ Christine R. Carsen
Christine R. Carsen
Vice President, Associate General Counsel, and Corporate Secretary

Lake Forest, Illinois

April 3, 2009

PROXY STATEMENT TABLE OF CONTENTS

i

eLoyalty Corporation

150 Field Drive, Suite 250

Lake Forest, Illinois 60045

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY AND VOTING INFORMATION

The Board of Directors (the “Board”) of eLoyalty Corporation (“eLoyalty” or the “Company”) is soliciting your proxy for use at the 2009 Annual Meeting of Stockholders of eLoyalty and any postponements or adjournments thereof (the “Annual Meeting”). These proxy materials, together with a copy of eLoyalty’s Annual Report, are first being made available to eLoyalty stockholders beginning on or about April 3, 2009.

Who May Vote. Holders of record of shares of eLoyalty Common Stock, $0.01 par value per share (“Common Stock”), and holders of record of shares of eLoyalty 7% Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Stock”; together with the Common Stock, “eLoyalty Stock”), at the close of business on March 17, 2009 (the “Record Date”) may vote at the Annual Meeting. On that date, 17,781,199 shares of eLoyalty Stock, comprising 14,161,821 shares of Common Stock and 3,619,378 shares of Series B Stock, were outstanding and entitled to be voted at the Annual Meeting. Each share of eLoyalty Stock entitles the holder to one vote and both classes of eLoyalty Stock will vote together as a single class.

How to Vote. If you are a holder of record of eLoyalty Stock (that is, you hold your stock in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods:

•

Through the Internet: Go to the web address www.proxyvote.com and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card, at any time before 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date. Instructions are also provided on the website.

•

By Telephone: Call 1-800-690-6903 on a touch-tone telephone from anywhere within the United States or Canada at any time before 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card. Instructions are also provided by recorded telephone message.

•	By Mail: If you have opted for full-set delivery of the proxy materials, you may also complete, sign, and mail your proxy card using the instructions provided on it.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number before your proxy will be accepted. This number is included either with the Notice of the Annual Meeting or, if applicable, on your proxy card. Once you have indicated how you want to vote in accordance with the instructions provided, you will receive a confirmation that your proxy has been successfully submitted.

If you hold your shares of eLoyalty Stock in “street name” through a broker, nominee, fiduciary, or other custodian, you should check the voting form used by that firm to determine whether you may vote by telephone or through the Internet. If so, use the different toll-free telephone number and web address provided on that firm’s voting form for its beneficial owners.

How Proxies Work. Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you sign and return a proxy card without indicating your voting instructions, then the proxies named on the proxy card will vote your shares FOR the election of the nominees for director shown under “Director Election” on the following pages and FOR ratification of Grant Thornton LLP as eLoyalty’s independent public accountants for 2009.

Revocation of Proxies. You may revoke your proxy at any time before the voting at the Annual Meeting by any of the following methods:

•	voting again at a later date by telephone or through the Internet — your latest voting instructions will be counted and your earlier instructions, using the same procedures, revoked;

•	submitting a new proxy that is properly signed with a later date;

•

sending a properly signed written notice of your revocation to eLoyalty’s Corporate Secretary, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

Quorum. In order to conduct the business of the Annual Meeting, eLoyalty must have a quorum. A quorum requires the presence, in person or by proxy, of a majority of the 17,781,199 shares of eLoyalty Stock outstanding on the Record Date. Proxies that are submitted by brokers as holders of record and that do not indicate a vote for some of the proposals, because the brokers have not received instructions from their customers or other beneficial owners on how to vote on those proposals and do not have discretionary voting authority, are called “broker non-votes.” We count abstentions, votes withheld with respect to the election of the director nominees, and broker non-votes as present at the Annual Meeting for the purpose of determining a quorum.

Required Votes. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for a nominee are not counted for this purpose and will not affect the outcome of the election. eLoyalty’s organizational documents do not provide for cumulative voting for directors. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked ABSTAIN with respect to any such matter will not be voted, although it will be counted for purpose of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote on such items. Broker non-votes will not be voted on such other items but will be counted in determining whether there is a quorum with respect to such items. Under Delaware law, dissenters’ rights are not available to holders of eLoyalty Stock in connection with Proposals 1 and 2.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY, MAY 14, 2009.

The Proxy Statement and 2008 Annual Report are available at www.proxyvote.com.

You will need your assigned control number to vote your shares. Your control number can be found on your proxy card or voting instruction form.

The Annual Meeting for stockholders is to be held at 9:00 a.m. Central time on Thursday, May 14, 2009, at:

LaQuinta Inn & Suites

2000 S. Lakeside Drive

Bannockburn, Illinois 60015

PROPOSAL 1: DIRECTOR ELECTION

General

The business and affairs of eLoyalty are managed under the direction of the Board. The Board has responsibility for establishing broad corporate policies relating to the overall performance of eLoyalty, rather than day-to-day operating details.

The Board is divided into three classes, each of which is elected for a three-year term. Only one class of directors stands for election at each annual meeting of eLoyalty’s stockholders. At this year’s Annual Meeting, the Class I Directors stand for election. Two directors, Tench Coxe and John T. Kohler, have been nominated by the independent members of the Board to stand at the Annual Meeting for election to a three-year term expiring at the 2012 annual meeting of stockholders. If for any reason either Mr. Coxe or Mr. Kohler becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee and would vote for the substitute nominee selected by the independent members of the Board. It is not anticipated that either Mr. Coxe or Mr. Kohler will be unavailable for election.

On March 2, 2009, the Board of Directors resolved to increase the size of the Board from six to seven members, and appointed David B. Mullen to fill the resulting vacancy. Mr. Mullen serves as a Class III Director.

The following sets forth information regarding the nominees for election as directors at this Annual Meeting and each director continuing in office, including his age, present principal occupation, other business experience during at least the last five years, directorships in other publicly-held companies, and period of service as a director of eLoyalty.

Nominees for Election as Class I Directors at this Annual Meeting (to a three-year term expiring at the 2012 Annual Meeting):

Tench Coxe, age 51, is a managing director of the general partner of Sutter Hill Ventures, a California limited partnership (“Sutter Hill”), a venture capital company located in Palo Alto, California, and has held that position since 1987. Mr. Coxe is a director of NVIDIA Corporation and various private companies. He has been a director of eLoyalty and the Chairman of the Board since February 2000.

John T. Kohler, age 62, is the former President and Chief Executive Officer of Technology Solutions Company (“TSC”), which included eLoyalty as a division prior to its spin-off in February 2000. Mr. Kohler held such office from 1995 until his retirement in February 2000. He joined TSC as Senior Vice President in 1992, was promoted to Executive Vice President and named to the Office of the Chairman in 1993 and became President and Chief Operating Officer in 1994. Mr. Kohler has been a director of eLoyalty since May 1999.

THE eLOYALTY BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF TENCH COXE AND JOHN T. KOHLER.

Class II Directors whose Present Terms Continue until the 2010 Annual Meeting:

Henry J. Feinberg, age 57, is a venture partner of Technology Crossover Ventures (“TCV”), a private equity and venture capital firm located in Palo Alto, California. Since 2000, Mr. Feinberg has served in various roles with TCV, including venture partner and general partner. He has been a director of eLoyalty since May 2007.

John C. Staley, age 67, is the former Managing Partner — Lake Michigan Area of Ernst & Young LLP, a global audit and tax firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley is a Director of Hospira, Inc., as well as various private companies. He has been a director of eLoyalty since August 2002.

Class III Directors whose Present Terms Continue until the 2011 Annual Meeting:

Kelly D. Conway, age 52, is the President and Chief Executive Officer of eLoyalty, a position he has held since its incorporation in May 1999 as a subsidiary of TSC. Mr. Conway joined TSC in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995, and became Group President in October 1998. He has been a director of eLoyalty since May 1999.

David B. Mullen, age 58, is the Executive Vice President and Chief Financial Officer of Navteq Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications and government and business solutions, and has held that position since December 2002. In July 2008, Navteq was acquired by Nokia Corporation and is now a wholly-owned subsidiary thereof. Mr. Mullen has been a director of eLoyalty since March 2009.

Michael J. Murray, age 64, is the retired President of Global Corporate and Investment Banking at Bank of America Corporation, a banking and financial services company. He held such office from 1998 until his retirement in July 2000. From March 1997 until the merger between Bank of America and NationsBank in 1998, Mr. Murray headed Bank of America Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international and government clients around the world. Mr. Murray was named a Bank of America Vice Chairman and head of the United States and International Groups in September 1995. He serves as a Director of Con-Way Inc. Mr. Murray has been a director of eLoyalty since June 1999.

Board Processes and Committees

General

The Board held six meetings during the fiscal year ended December 27, 2008. During this period, each of the incumbent directors attended 85% or more of the aggregate number of meetings of the Board and of the Board committees on which he served that were held. The Board met in executive session four times in 2008. eLoyalty does not have a specific policy regarding Board members’ attendance at its annual stockholders’ meetings. The 2008 Annual Meeting was attended by all six directors then in office, Messrs. Coxe, Conway, Feinberg, Kohler, Murray and Staley.

The Board has determined that six of its seven directors — Messrs. Coxe, Feinberg, Kohler, Mullen, Murray, and Staley — are independent under the listing standards of The NASDAQ Stock Market LLC (“Nasdaq”). The Board determined that Mr. Conway is not independent because he is eLoyalty’s President and Chief Executive Officer.

The Board has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. Although the Board does not have a nominating or similar committee, it has adopted a standing resolution, which provides that all nominees for membership on the Board must be selected, or recommended to the full Board for selection by the independent directors.

Audit Committee

The Audit Committee is currently composed of Mr. Staley, as Chairman, and Messrs. Coxe, Murray, and Kohler. The Audit Committee met eight times during fiscal 2008. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of eLoyalty’s public accountants (including resolution of disagreements between management and the public accountants regarding financial reporting) subject, if applicable, to stockholder ratification of the public accountants’ appointment, for the purpose of preparing or issuing an audit report, or performing other audit, review, or attest services for eLoyalty. The Audit Committee approves all audit engagement fees and terms and all non-audit engagements with the public accountants as required by applicable law and the requirements of Nasdaq. In connection with its duties, the Audit Committee regularly meets privately with eLoyalty’s independent public accountants. The Audit Committee has adopted a policy for the receipt, retention, and treatment of complaints or concerns regarding accounting-related matters. See “Communications with the Board” on page 5. The Audit Committee operates under a written charter, the current version of which was adopted by the Board in March 2004. The Audit Committee reviews and reassesses the adequacy of this Charter annually. The Audit Committee Charter is available on eLoyalty’s website, www.eloyalty.com.

The Board has determined that each member of the Audit Committee meets the enhanced independence requirements applicable to Audit Committee members under both Nasdaq listing standards and the Sarbanes-Oxley Act of 2002 and the related Securities and Exchange Commission (“SEC”) rules. Under the SEC rules, a person is not qualified to serve on an audit committee if he or she is an “affiliate” of the relevant company. The SEC rules create a safe harbor, whereby a person will not be deemed to be an affiliate of a company if he or she does not beneficially own more than 10% of any class of voting equity securities of that company. Mr. Coxe is considered the beneficial owner of 23.9% of eLoyalty’s Common Stock and 27.3% of eLoyalty’s Series B Stock (representing 20.4% of eLoyalty’s voting power, in the aggregate) by virtue of his position as a managing director of the general partner of Sutter Hill Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. Although Mr. Coxe does not qualify for the safe harbor created by the SEC rules, based on all of the facts and circumstances, the Board has determined that he is not an affiliate of eLoyalty.

The Board has determined that each of Messrs. Kohler and Staley qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002 and that the remaining members of the Audit Committee meet the financial literacy requirements of Nasdaq.

Compensation Committee

The Compensation Committee, whose current members are Mr. Coxe, as Chairman, Mr. Feinberg, and Mr. Kohler, met five times during fiscal 2008. The Compensation Committee reviews and acts with respect to stock incentive and other employee benefit plans, and approves or makes recommendations to the Board with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty. In administering the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 Plan”), the Compensation Committee may delegate certain of its duties to one or more of eLoyalty’s officers as permitted by law and to the extent otherwise consistent with the terms of the 1999 Plan. The Board has determined that each member of the Compensation Committee is independent for purposes of Nasdaq listing standards. The Compensation Committee does not operate under a written charter. A report of the Compensation Committee appears later in this Proxy Statement on page 22.

The Compensation Committee has not engaged a compensation consultant. Compensation for senior executives is determined by the Compensation Committee after analyzing the performance of eLoyalty and the applicable executive, based on recommendations of eLoyalty management.

Director Nominations

Responsibility. The Board does not have a nominating or similar committee, although it has adopted a standing resolution, which provides that all nominees for membership on the Board must be selected, or recommended to the full Board for selection, by the independent directors then in office (the “Nominating Directors”) in accordance with the rules of Nasdaq. Under this standing resolution, the Nominating Directors are responsible for: (1) reviewing and, as applicable, recommending to the full Board possible candidates for membership on the Board, and assisting in attracting qualified candidates to fill vacant or newly-created directorships; (2) reviewing and recommending to the full Board a management slate of directors to be proposed for election at the annual stockholders’ meeting and included in the Proxy Statement for such meeting, as well as reviewing and recommending to the full Board any directors to fill vacancies that may exist on the Board; and (3) reviewing the function and composition of the committees of the Board and recommending to the full Board qualified persons for membership on such committees. The affirmative vote of at least a majority of the Nominating Directors is required to approve any action that may or must be taken by the Nominating Directors. The Nominating Directors have the ability to retain, at eLoyalty’s expense, special legal, accounting, or other consultants or experts they deem necessary in the performance of their duties under the standing resolution. The Board believes that, in light of the independent directors’ responsibility for eLoyalty’s nominating processes under this resolution, it is unnecessary to have a separate nominating or similar committee of the Board. The Nominating Directors have not held meetings separate from the Board in their capacities as such. The Board’s standing resolution is available on eLoyalty’s website at www.eloyalty.com.

Stockholder Nominees. The Nominating Directors will consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating Directors should include the nominee’s name and qualification for Board membership. In addition, they must be submitted within the timeframe and to the address specified under “Submission of Stockholder Proposals for 2010” on page 35.

Director Qualifications. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating Directors have not specified any minimum qualifications for serving on the Board. However, the Nominating Directors endeavor to evaluate, propose, and approve candidates with business experience and personal skills in technology, finance, marketing, financial reporting, and other areas that may be expected to contribute to an effective Board. The Nominating Directors seek to assure that the Board is composed of individuals who have experience relevant to the needs of eLoyalty and who have the highest professional and personal ethics, consistent with eLoyalty’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors. The Nominating Directors utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Directors through current Board members, professional search firms (which may receive a fee), stockholders, or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year. As described above, the Nominating Directors will consider properly submitted stockholder nominations for candidates for the Board on the same basis as director-nominated candidates. All properly submitted recommendations will be aggregated and considered by the Nominating Directors.

Communications with the Board

Anyone who has a concern about eLoyalty’s conduct, or about eLoyalty’s accounting, internal accounting controls, or auditing matters, may communicate that concern directly to the Board, the Audit Committee, or directors who are not employees of eLoyalty or any of its subsidiaries (“Non-Employee Directors”). All such concerns related to audit or accounting matters will be forwarded to the Audit Committee Chair for his review, as well as to eLoyalty’s Corporate Secretary or Chief Financial Officer (unless the report alleges that person’s involvement). After the Audit Committee Chair’s initial review and a summary of the matter is prepared, the concern will be forwarded to the remaining Audit Committee members. All other concerns will be forwarded upon receipt to the appropriate directors for their review, as well as to eLoyalty’s Corporate Secretary and Chief Financial Officer (unless the report alleges that person’s involvement in the matter).

All reported concerns will be simultaneously reviewed and addressed by eLoyalty’s Corporate Secretary or her designee. The status of all outstanding concerns addressed to the Board, the Non-Employee Directors, or the Audit Committee will be reported to the Board on a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. eLoyalty’s corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board, any individual director, the Non-Employee Directors, or the Audit Committee may do so by writing to eLoyalty’s Corporate Secretary at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. eLoyalty maintains a separate, internal system for the receipt of communications from employees.

Transactions with Related Persons

eLoyalty’s Code of Ethical Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith, and based on merit alone. All of eLoyalty’s employees have a responsibility and duty of loyalty to eLoyalty and all business decisions are to be made in the best interests of eLoyalty, which means putting eLoyalty’s interests first. If a situation arises that would constitute a related-party transaction under SEC rules, then the independent Board members will review the propriety of, and approve or disapprove, such transaction.

There were no transactions, relationships, or arrangements proposed during 2008 that would constitute related-person transactions under item 404 of Regulation S-K under the Securities Act of 1933, as amended.

2008 Director Compensation

The following table summarizes compensation that eLoyalty’s Non-Employee Directors earned for services during 2008 as members of its Board.

Name	Fees Earned or Paid in Cash or Stock(1)	Option Awards (2)	Total
Tench Coxe	$29,331	$29,258	$58,589
Henry J. Feinberg	$12,544	$96,353	$108,897
John T. Kohler	$28,809	$29,258	$58,067
Michael J. Murray	$26,185	$29,258	$55,443
John C. Staley	$22,511	$29,258	$51,769

(1)

As described below, the director fees in 2008 were paid in the form of unrestricted stock, except for the fees related to the December board meeting, which were paid in cash. Each Non-Employee Director received $1,500 in cash for the December board meeting.

(2)

Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to FAS 123(R) with respect to 2008. The assumptions used with respect to the valuation of option grants are set forth in eLoyalty’s Form 10-K for the fiscal year ended December 27, 2008 under “eLoyalty Corporation Condensed Financial Statements – Notes to Financial Statements – Note Fifteen – Stock-Based Compensation”. The aggregate option awards outstanding for each person in the table above as of December 27, 2008 are:

	Outstanding Options
Name	Vested	Unvested
Tench Coxe	64,700	5,000
Henry J. Feinberg	13,125	41,875
John T. Kohler	90,274	5,000
Michael J. Murray	79,558	5,000
John C. Staley	44,498	5,000

The grant date fair value of the 5,000 options granted to each of eLoyalty’s Non-Employee Directors as part of the Annual Grant was $18,765.

Summary of Director Compensation

During eLoyalty’s fiscal year ended December 27, 2008, Non-Employee Directors each received $1,500 for their attendance at each meeting of the Board, $2,000 per Audit Committee meeting attended, and $500 for each Compensation Committee meeting attended (each of which was held in tandem with a meeting of the Board). For Compensation Committee meetings that were held apart from a Board meeting, each Compensation Committee member received $1,000 per meeting attended. eLoyalty also reimburses directors for their travel-related expenses incurred in attending meetings of the Board and its committees.

As agreed to by the directors at the Board’s February 2008 meeting, the 2008 meeting fees were paid in shares of unrestricted stock (excluding those for the December 2008 meeting, which were paid in cash, as discussed below). The number of such shares were determined by converting the amount of fees payable to each director for each meeting into shares of Common Stock by using the closing price of Common Stock on the date of the grants, plus an additional grant of 5% of shares of unrestricted stock (to partly offset the lack of liquidity for receiving stock in exchange for part of their cash compensation, they received an additional grant of 5% of unrestricted stock).

At its February 2009 meeting, the Compensation Committee agreed that Non-Employee Directors will receive $750 for their attendance at each 2009 meeting of the Board, $1,000 per Audit Committee meeting attended, and $250 for each Compensation Committee meeting attended (each of which generally will be held in tandem with a meeting of the Board). If any Compensation Committee meetings are held apart from a Board meeting, then each Compensation Committee member will receive $500 per meeting attended. In addition to these fees, eLoyalty will continue to reimburse directors for their travel-related expenses incurred in attending meetings of the Board and its committees. In connection with the suspension of the Salary Replacement Program (See “Compensation Program – 2009 Developments” on page 16), the directors’ fees for the December 2008 Board meeting and all directors’ fees for 2009 will be paid in cash rather than unrestricted stock.

In addition to meeting attendance fees, Non-Employee Directors are eligible to receive automatic grants of stock options under the 1999 Plan, which provides for each Non-Employee Director to receive: (i) an option to purchase 50,000 shares of Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). Stock options granted to Non-Employee Directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant. Traditionally, vesting for each Annual Grant occurred over 12 months from the end of the month following the grant date with respect to each Annual Grant. For each Annual Grant made in 2009, however, vesting will occur evenly over 48 months, commencing with a vesting of 25% of such Annual Grant on May 31, 2010 and 6.25% of such Annual Grant on each quarterly vesting date thereafter, which was the same vesting schedule employed for the 2008 Annual Grant.

In addition, at its February 2009 meeting, as ratified by Unanimous Written Consent, the Board agreed to an additional grant of stock options under the 1999 Plan. Each Non-Employee Director will receive an option to purchase 50,000 shares of eLoyalty Common Stock. These stock options have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date, which was February 18, 2009, and a maximum term of ten years, pursuant to the 1999 Plan. Vesting occurs ratably over a period of 16 quarters, with the first quarterly vesting occurring on February 28, 2009.

PROPOSAL 2: RATIFICATION OF

INDEPENDENT PUBLIC ACCOUNTANTS

General

Grant Thornton LLP (“Grant Thornton”) acted as independent public accountants for eLoyalty for 2008. The Audit Committee appointed Grant Thornton as independent public accountants for eLoyalty to audit eLoyalty’s consolidated financial statements for 2009.

eLoyalty has been advised that representatives of Grant Thornton will be at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

For fiscal 2008 and 2007, fees for services provided by Grant Thornton were as described below. The Audit Committee has concluded that the provision of the services rendered by Grant Thornton with respect to the fees described below was compatible with maintaining Grant Thornton’s independence.

Audit Fees

Total audit fees paid to Grant Thornton for the 2008 and 2007 fiscal years were $452,000 and $432,000, respectively. Of the total audit fees paid in fiscal year 2008, $435,000 of fees was for professional services rendered for the audits of the consolidated financial statements of eLoyalty and internal controls of eLoyalty and $17,000 of fees was for statutory audit work for eLoyalty affiliates in non-U.S. jurisdictions.

Audit-Related Fees

No audit-related fees were paid to Grant Thornton for fiscal year 2008. For fiscal year 2007, Grant Thornton was paid $4,000 in audit-related fees for accounting consultations.

Tax Fees

No tax fees were paid to Grant Thornton for fiscal year 2008 or 2007.

All Other Fees

No fees other than those described above were paid to Grant Thornton for fiscal year 2008 or 2007, respectively.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to eLoyalty by Grant Thornton. Pre-approval generally is provided at a regular meeting of the Audit Committee and covers a several-year period and is, at a minimum, reviewed annually. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by Grant Thornton in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee, or its Chairman, may also pre-approve other particular services on a case-by-case basis. All services provided to eLoyalty by Grant Thornton during 2008 and 2007 were pre-approved by the Audit Committee in accordance with this policy. Specifically, at various meetings held in 2008 and 2007, the Audit Committee approved Grant Thornton’s provision of audit services for 2008 and 2007.

THE AUDIT COMMITTEE AND THE eLOYALTY BOARD RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE RATIFICATION OF GRANT THORNTON AS eLOYALTY’s INDEPENDENT PUBLIC ACCOUNTANTS FOR 2009.

REPORT OF THE AUDIT COMMITTEE

Report

The Audit Committee has furnished the following report:

The Audit Committee has reviewed and discussed with eLoyalty’s management and Grant Thornton the audited financial statements of eLoyalty contained in eLoyalty’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008. The Audit Committee also has discussed with Grant Thornton the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in eLoyalty’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the Securities and Exchange Commission on March 11, 2009.

John C. Staley, Chair

Tench Coxe

John T. Kohler

Michael J. Murray

OTHER BUSINESS

The Board does not know of any further business to be presented at the Annual Meeting. However, should any other matters arise that are properly presented and require a vote of eLoyalty stockholders, the persons named as proxies on the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of eLoyalty.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Information

Common Stock

To eLoyalty’s knowledge, the following table sets forth information regarding beneficial ownership of Common Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934) as of March 17, 2009, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of Common Stock; (ii) each of the five named executive officers of eLoyalty named in the Summary Compensation Table appearing later in this Proxy Statement; (iii) each of the current directors of eLoyalty; and (iv) all current executive officers and directors of eLoyalty as a group. To eLoyalty’s knowledge, the table also shows, for such individuals and group, the percentage of eLoyalty’s total voting power beneficially owned as of such date (based on the number of shares of Common Stock and Series B Stock, which generally votes with the Common Stock, so owned). Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Outstanding Common Stock(1)(2)	Percent of Total Voting Power(1)
Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	2,984,405(3)	18.6%	16.8%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Henry J. Feinberg and TCV IV, L.P., an entity affiliated with Technology Crossover Ventures	2,415,360(4)(5)	15.4%	13.6%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
S Squared Technology, LLC	1,072,489(6)	7.6%	6.0%
515 Madison Avenue
New York, NY 10022
John A. Murphy and various entities affiliated with Alydar Partners, LLC	1,260,000(7)	8.9%	7.1%
222 Berkeley Street, 17th Floor
Boston, MA 02116

Peninsula Capital Management, LP and Scott Bedford	2,019,556(8)	14.3%	11.4%
235 Pine Street, Suite 1600
San Francisco, CA 94104
Tench Coxe and various entities affiliated with Sutter Hill Ventures	3,626,191(9)	23.9%	20.4%
c/o Sutter Hill Ventures
755 Pagemill Road, Suite A200
Palo Alto, CA 94301
Kelly D. Conway	890,268	6.3%	5.0%
John T. Kohler	101,275	*	*
David B. Mullen	9,042	*	*
Michael J. Murray	327,825	2.3%	1.8%
John C. Staley	77,493	*	*
Christopher Min	—	—	—
Christopher J. Danson	255,920(10)	1.8%	1.4%
Steven C. Pollema	137,372	*	*
Steven H. Shapiro	47,756	*	*
All directors and executive officers as a group (10 individuals)	7,643,260	45.8%	43.0%
*	Less than 1 percent.

(1)

Includes shares of Common Stock that may be acquired within 60 days after March 17, 2009 through the exercise of stock options outstanding as of such date, as follows: Mr. Coxe, 69,075 shares; Mr. Kohler, 94,649 shares; Mr. Feinberg, 22,708 shares; Mr. Mullen, 1,042 shares; Mr. Murray, 83,933 shares; Mr. Staley, 48,873 shares; Mr. Conway, 81,250 shares; Mr. Min, 0 shares; Mr. Danson, 31,250 shares; Mr. Pollema, 40,000 shares; Mr. Shapiro, 0 shares; and all current directors and executive officers of eLoyalty as a group, 442,280 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)

Includes shares of Common Stock that may be acquired within 60 days after March 17, 2009 through exercise of the conversion feature associated with the shares of eLoyalty Series B Stock held by such person or group, in the amounts reflected for such person or group in the table entitled “Series B Stock” below. With respect to each of these persons and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(3)

Includes 1,372 shares held by TCV III (GP), 6,524 shares held by TCV III, L.P., 173,418 shares held by TCV III (Q), L.P., 7,851 shares held by TCV III Strategic Partners, L.P., 889,052 shares held by TCV IV, L.P., and 33,383 shares held by TCV IV Strategic Partners, L.P. The share amounts in this footnote do not include any shares of Series B Stock, although any Common Stock ownership percentage gives effect to the conversion of any Series B Stock held. Jay C. Hoag (“Hoag”) and Richard H. Kimball (“Kimball”) are the managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P, and TCV III Strategic Partners, L.P. (collectively the “TCV III Funds”), and TCM IV is the sole general partner of TCV IV, L.P, and TCV IV Strategic Partners, L.P. (collectively the “TCV IV Funds”). TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Common Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may also be deemed to have sole investment power and shared voting power over all shares of Common Stock held by the TCV Funds. Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(4)

Includes 1,927 shares of Common Stock and 22,708 options to purchase Common Stock held by the Henry J. Feinberg Trust dated 3/28/97 (the “Trust”). Mr. Feinberg is the sole trustee of the Trust and has the sole power to dispose of and direct the disposition of the shares owned by the Trust, and the shares of Common Stock received upon exercise of the option held by the Trust, and the sole power to direct the vote of the shares of Common Stock received upon exercise of the options held by the Trust. Mr. Feinberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)

Includes 889,052 shares held by TCV IV, L.P. (see footnote 3 above). Mr. Feinberg is an assignee of TCM IV and has an economic interest in TCM IV. Mr. Feinberg has a pecuniary interest in the shares held by TCV IV, L.P. but does not have voting or dispositive power over the shares held by TCV IV, L.P. and, as such, disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The share amount in this footnote does not include any shares of Series B Stock, although any Common Stock ownership percentage gives effect to the conversion of any Series B Stock held.

(6)

This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G/A filed with the SEC on February 2, 2009 with respect to Common Stock beneficially owned as of December 31, 2008. Based on the information contained therein, S Squared Technology Corp. beneficially owns and has sole voting and investment power with respect to 1,072,489 shares, including 166,698 shares beneficially owned by S Squared Capital II Management, LLC, 167,164 shares beneficially owned by S Squared Technology Partners, L.P., and 738,627 shares beneficially owned by S Squared Technology, LLC.

(7)

This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G filed with the SEC on February 17, 2009 with respect to Common Stock beneficially owned as of December 31, 2008. Based on the information contained therein, John A. Murphy shares voting and investment power with respect to 1,260,000 shares (9.39% of the Common Stock). Mr. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies, which own and share voting and investment power with respect to 317,488 shares and 1,260,000 shares, respectively, of the Common Stock. Alydar Capital, LLC is the general partner of Alysheba Fund, L.P. (which owns and has sole voting and investment power with respect to 11,980 shares of the Common Stock) and Alysheba QP Fund, L.P. (which owns and has sole voting and investment power with respect to 305,508 shares of the Common Stock). Alydar Partners, LLC is the investment manager of Alysheba Fund, L.P., Alysheba QP Fund, L.P., and Alysheba Fund Limited (which owns and has sole voting and investment power with respect to 942,512 shares of the Common Stock). Mr. Murphy disclaims beneficial ownership of all such shares.

(8)

This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G filed with the SEC on January 27, 2009 with respect to Common Stock beneficially owned as of December 31, 2008. Based on the information contained therein, Peninsula Capital Management, LP and its affiliates, Scott Bedford and Peninsula Master Fund, Ltd., beneficially own and share voting and investment power with respect to 1,319,256 shares and 700,300 shares, respectively.

(9)

Mr. Coxe is a managing director of the general partner of each of Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 2,183,260 shares (20% of the Common Stock, after giving effect to the conversion of the Series B Stock held), 5,853 shares and 14,847 shares, respectively, of Common Stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Common Stock held of record by such partnerships. This amount also includes 69,075 options to purchase Common Stock held by Mr. Coxe; 353,016 shares held in The Coxe Revocable Trust, of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power; and 13,818 shares held by Rooster Partners, LP of which Mr. Coxe is a trustee of a trust which is the general partner. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest in such limited partnerships and trust. The share amounts in this footnote do not include any shares of Series B Stock, although the Common Stock ownership percentage gives effect to the conversion of any Series B Stock held.

(10)

Includes 762 shares of Common Stock (including 429 shares that may be acquired upon conversion of Series B Stock) held of record by Mr. Danson’s spouse. Mr. Danson disclaims beneficial ownership of such shares.

Series B Stock

To eLoyalty’s knowledge, the following table sets forth information regarding beneficial ownership of eLoyalty Series B Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Securities Exchange Act of 1934) as of March 17, 2009, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of eLoyalty Series B Stock; (ii) each of the five named executive officers of eLoyalty named in the Summary Compensation Table appearing later in this Proxy Statement; (iii) each of the current directors of eLoyalty; and (iv) all current executive officers and directors of eLoyalty as a group. The Series B Stock generally votes with the Common Stock as a single class. See the table under “— Common Stock,” above, for information regarding the aggregate voting power of eLoyalty held by the individuals and groups listed below. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares of Series B Stock Beneficially Owned	Percent of Outstanding Series B Stock
Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	1,872,805(1)	51.7%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Henry J. Feinberg and TCV IV, L.P., an entity affiliated with Technology Crossover Ventures	1,501,673(2)	41.5%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301

Tench Coxe and various entities affiliated with Sutter Hill Ventures	986,322(3)	27.3%
c/o Sutter Hill Ventures
755 Pagemill Road, Suite A200
Palo Alto, CA 94301
Kelly D. Conway	3,862	*
John T. Kohler	0	—
David B. Mullen	0	—
Michael J. Murray	23,243	*
John C. Staley	—	—
Christopher Min	—	—
Christopher J. Danson	2,356(4)	*
Steven C. Pollema	53	*
Steven H. Shapiro	—	—
All directors and executive officers as a group (10 individuals)	2,515,387	69.5%
*	Less than 1 percent.

(1)

Messrs. Hoag and Kimball are the two managing members of TCM III and TCM IV. TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P., and TCM IV is the sole general partner of the TCV IV Funds. Each of the TCV Funds holds of record shares of Series B Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Series B Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of Series B Stock held by the TCV Funds. All of the shares of Series B Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of Series B Stock held of record by each of the TCV Funds are as follows: TCV III (GP), 2,285 shares; TCV III, L.P., 10,852 shares; TCV III (Q), L.P., 288,422 shares (8.0% of the outstanding Series B Stock); TCV III Strategic Partners, L.P., 13,057 shares; TCV IV, L.P., 1,501,673 shares (41.5% of the outstanding Series B Stock); and TCV IV Strategic Partners, L.P., 56,516 shares (1.6% of the outstanding Series B Stock).

(2)

Mr. Feinberg is an assignee of TCV IV, L.P. As a result, he may be deemed to have sole investment power and shared voting power over all shares of Series B Stock held by TCV IV, L.P. All of the shares of Series B Stock shown in the preceding table as beneficially owned by Mr. Feinberg are held of record by TCV IV, L.P. (See footnote 1 above). Mr. Feinberg disclaims beneficial ownership of such securities, except to the extent of his pecuniary interests therein.

(3)

Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. hold of record 806,840 shares (22.3%), 8,854 shares, and 22,418 shares, respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Series B Stock held as of record by such partnerships. Also includes 148,210 shares (4.1%) held in The Coxe Revocable Trust of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest in such limited partnerships and trust.

(4)	Includes 429 shares of Series B Stock held of record by Mr. Danson’s spouse. Mr. Danson disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires eLoyalty’s directors and executive officers, as well as any persons who beneficially own more than 10% of our Common Stock, to file with the SEC initial reports and reports of changes in beneficial ownership of such stock. Persons subject to Section 16 are required by SEC regulations to furnish eLoyalty with copies of all Section 16(a) reports that they file.

Based on its review of copies of such reports filed through or furnished to eLoyalty and on written representations from certain reporting persons that no other reports were required, eLoyalty believes that all required Section 16(a) reports filed during or for fiscal 2008 with respect to persons who were subject to Section 16(a) reporting obligations during such period were filed on a timely basis, except that: one Form 4 for one transaction was filed late for each of Messrs. Kohler, Staley, and Murray; and one Form 4 for one transaction was filed late for Mr. Coxe. In addition, when Mr. Coxe’s children contributed their eLoyalty stock held in their custodial accounts into their irrevocable trusts and then those trusts contributed the stock to and for a limited partner interest in Rooster, LP, a family limited partner of which Mr. Coxe is a general partner, a Form 4 was required in connection with the change of ownership, but it was filed late.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of eLoyalty’s Board oversees eLoyalty’s executive compensation programs. The Compensation Committee approves or presents recommendations to the Board with respect to the compensation of eLoyalty’s executive officers. In addition, the Compensation Committee administers eLoyalty’s stock-based incentive plans and establishes and reviews general policies relating to compensation and benefits of all eLoyalty employees. None of the Directors that serve on the Compensation Committee are officers or employees of eLoyalty.

This compensation discussion describes the material elements of compensation paid to each of eLoyalty’s “named executive officers” during 2008. The executives that qualify as eLoyalty’s named executive officers changed significantly during 2008 and the first part of 2009 due to restructuring and cost reductions, as shown in the following table:

Name	Status as of January 1, 2008	Current Status

Kelly D. Conway	President and Chief Executive Officer	Unchanged.

Steven C. Pollema	Vice President, Integrated Contact Solutions/CRM Business Unit	Unchanged.

Christopher J. Danson	Vice President, Delivery

Effective February 18, 2008, no longer on the executive management team due to changes in assigned responsibilities; Mr. Danson currently is responsible for Behavioral Analytics™ Service Development and Operations.

Steven H. Shapiro	Vice President, General Counsel and Corporate Secretary	Left the Company effective October 3, 2008.

Christopher Min	Vice President and Chief Financial Officer	Left the Company effective February 13, 2009.

As a result of these changes, eLoyalty’s named executive officers for purposes of this compensation discussion are Mr. Conway, Mr. Min, Mr. Pollema, Mr. Danson, and Mr. Shapiro. Although Messrs. Danson and Shapiro were not executive officers as of the end of 2008, they are included as part of the named executive officers group pursuant to SEC regulations.

For purposes of the discussion herein pertaining to compensation matters determined by the Compensation Committee at its February 2009 meeting, Mr. Conway, Mr. Danson, and Mr. Pollema were the only remaining named executive officers.

Executive Summary

eLoyalty’s compensation philosophy has been focused on supporting and enabling the Company’s transformation from a CRM consulting company to an analytics and managed services company. The Company has kept cash compensation (base salaries plus bonuses) relatively low compared to market cash compensation to conserve cash and has granted equity (restricted stock and options) to incent management to build a high-growth, high-recurring-revenue business.

This approach enabled eLoyalty to attract and retain key personnel who were instrumental to the Company’s surviving the collapse of the information-technology services market in 2001 through 2003 and then to develop and expand its two primary service lines: the Behavioral Analytics™ Service and Integrated Contact Solutions (ICS). These service lines have grown their revenues from $17 million in 2004 to $62 million in 2008; in addition, these service lines are expected to achieve strong growth in 2009.

Compensation Program

History of eLoyalty’s Compensation Program

2009 Developments. In late 2008, eLoyalty began to experience encouraging results from its multi-year business transformation. These results included: increasing revenues from its Behavioral Analytics™ Service and Integrated Contact Solutions service lines; record managed services backlog; reduced operating expenses; improved P&L performance; and a solid outlook for the first half of 2009. Based on the improving performance and visibility, eLoyalty made several changes to increase cash compensation:

•	Effective as of January 1, 2009, the Company cancelled the Salary Replacement Program; and

•

eLoyalty granted $1,254,000 in cash bonuses for named executive officers and certain other Vice Presidents, of which $600,000 was granted to the named executive officers ($325,000 to Mr. Conway, $175,000 to Mr. Danson, and $100,000 to Mr. Pollema).

Offsetting the increases in cash compensation and in order to decrease fixed costs and increase the amount of performance-based compensation, the Company reduced the salaries of approximately 50 employees. These reductions totaled approximately $1.5 million on an annual basis. Included in these reductions were Mr. Conway, whose base salary was reduced from $480,000 to $425,000, and Mr. Danson, whose base salary was reduced from $300,000 to $275,000. Mr. Pollema’s base salary was unchanged at $300,000.

In addition, the Company made a supplemental grant of approximately 490,000 shares of restricted stock to its named executive officers and certain other Vice Presidents, of which 200,000 shares were awarded to Mr. Conway, 75,000 shares were awarded to Mr. Danson, and 25,000 shares were awarded to Mr. Pollema.

As mentioned above, effective February 13, 2009, Mr. Min departed as eLoyalty’s Vice President and Chief Financial Officer. Under the terms of Mr. Min’s severance agreement signed in February 2009, Mr. Min was paid a lump sum amount of $250,000 and is entitled to health benefits of $362 per month for up to 12 months (unless he is earlier covered under another plan). In addition, he received 55,000 shares of restricted stock with a value of $247,500.

Also, effective February 12, 2009, William B. Noon was named as eLoyalty’s new Vice President and Chief Financial Officer. Mr. Noon’s base salary will be $190,000 (a $25,000 reduction from his previous base salary). In addition, effective April 2009, Mr. Noon will receive a cash bonus of $60,000 and a restricted stock award of 20,000 shares. For more information on the terms associated with the cash bonus and restricted stock award, see “Elements of Compensation” on page 18.

2008 Developments. In late 2007, eLoyalty restructured itself into two service lines – the Behavioral Analytics™ Service and Integrated Contact Solutions – in order to streamline its operations and tighten its focus on these service lines. In February 2008, eLoyalty took the following actions in order to further focus its management and all of its employees on eLoyalty’s continued growth and to allocate cash for continued investment in these two service lines:

•

Further expanded the Salary Replacement Program so that the cash salaries of eLoyalty’s named executive officers would be reduced by a range of 32.5% to 37.5% in exchange for grants of shares of eLoyalty stock (to partly offset the lack of liquidity for receiving stock in exchange for part of their cash compensation, they received an additional grant of 5% of unrestricted stock);

•	Acted to pay commissions, merit bonuses, and the majority of its salary increases in the form of shares of unrestricted stock;

•

Made a supplemental grant of approximately 220,000 shares of restricted stock to its named executive officers and certain other Vice Presidents from shares forfeited by eLoyalty Vice Presidents whose positions were eliminated as a result of eLoyalty’s restructuring;

•

Agreed to pay its directors’ meeting fees in the form of shares of unrestricted stock (to partly offset the lack of liquidity for receiving stock in exchange for part of their cash compensation, they received an additional grant of 5% of unrestricted stock); and

•	Suspended the 401(k) matching program effective October 1, 2008.

2007 Developments. In February 2007, based on increasing traction and business momentum in its primary service lines, eLoyalty implemented additional modifications to its executive compensation framework as follows:

•	To recognize its significant achievements and progress in 2006, eLoyalty initiated a program of granting shares of restricted stock in lieu of cash bonuses;

•	eLoyalty granted stock options, instead of restricted stock, for long-term incentives for its named executive officers;

•

eLoyalty also reinforced its equity ownership culture by re-introducing its Employee Stock Purchase Plan in 2007 to all of its employees and by expanding the Salary Replacement Program in October 2007 to include a broader range of employees; and

•

As part of the changes to the Salary Replacement Program in October 2007, eLoyalty increased the stock portion of the salaries of eLoyalty’s executives covered by the Salary Replacement Program to a range of 25% to 30%.

2002-2006 Developments. Early in 2002, after the collapse of the IT services market, eLoyalty launched a series of initiatives to stabilize and re-launch the Company. One initiative was to implement the Salary Replacement Program for all of its key executives.

Between 2002 and 2006, eLoyalty paid no cash bonuses and granted only limited salary increases to the named executive officers to preserve cash to launch eLoyalty’s then new service lines (CIPCC and the Behavioral Analytics™ Service). In order to attract and retain key personnel, and to create an equity ownership culture, eLoyalty used restricted stock as the principal element of its executive compensation program.

In November 2006, to further encourage the development of an equity ownership culture and to continue to free up cash to invest in its emerging service lines, eLoyalty implemented the Salary Replacement Program to replace 20% to 25% of the named executives’ salaries in exchange for grants of unrestricted stock.

Overview

Current Compensation Program. The objectives of the current executive compensation program are to support and enable eLoyalty’s transformation from a CRM consulting company to an analytics and managed services company. eLoyalty has kept cash compensation (base salaries plus bonuses) relatively low to conserve cash and has granted equity (restricted stock and options) to incent management to build a high-growth, high-recurring-revenue business. The Compensation Committee uses a combination of structured compensation frameworks and subjective business judgment to determine actual salaries, bonuses, and equity grants.

Competitive Market. eLoyalty broadly defines its competitive market for executive talent and investment capital to be the technology, software, managed services, and business consulting industries. In determining executive compensation, eLoyalty does not perform formal benchmarking, but rather continuously calibrates its compensation program based on its senior-level recruiting activity.

Compensation Process. The principal framework for the compensation of eLoyalty’s named executive officers is the eLoyalty Vice President and Executive Compensation Program (the “Compensation Program”). Based on this program, executives are assigned to a tier upon hiring, and such assignments are re-evaluated from time-to-time based on performance, level of responsibility, experience level, and other factors. Within the framework of the Compensation Program, the Compensation Committee reviews and approves all elements of compensation for each named executive officer, taking into account recommendations from eLoyalty’s Chief Executive Officer (for compensation other than his own), as well as competitive market guidance provided at the request of the Compensation Committee.

Elements of Compensation

The principal elements of the Compensation Program are base salary, annual incentives (bonuses), and long-term equity incentives in the form of shares of restricted stock and stock options, as well as post-termination severance and acceleration of vesting, and stock options and shares of restricted stock for certain named executive officers upon termination. These elements are described in more detail below. The Compensation Program also provides for additional equity grants at the discretion of the Compensation Committee. eLoyalty’s other benefits consist of life and health insurance and a qualified 401(k) savings plan (the Company suspended its 401(k) match program effective October 1, 2008).

Base Salaries

Overview. eLoyalty believes that base salaries should be established based on the competitive marketplace for the specific responsibilities of the position as well as the experience, knowledge, and demonstrated performance of the individual.

Base salaries for named executive officers were not increased during 2007 or 2008. Base salaries were reduced for 2009 for approximately 50 people. These salary reductions totaled approximately $1.5 million and were made to decrease fixed costs and increase the amount of performance-based compensation for the Company’s key employees. Included in these reductions were Mr. Conway, whose base salary was reduced from $480,000 to $425,000, and Mr. Danson, whose base salary was reduced from $300,000 to $275,000. Mr. Pollema’s base salary was unchanged at $300,000.

Salary Replacement Program. In November 2006, eLoyalty announced the Salary Replacement Program. As a result of this program, the cash salaries of eLoyalty’s executives were first reduced by a range of 20% to 25% in exchange for grants of unrestricted stock. This program was implemented to generate short-term cash savings, motivate the creation of stockholder value, and continue to encourage eLoyalty’s ownership culture. The program was amended in October 2007 to provide for the cash salaries of eLoyalty’s executives to be reduced by a range of 25% to 30% in exchange for grants of unrestricted stock and amended again in February 2008. During 2008, the cash salaries of eLoyalty’s executives were reduced by a range of 32.5% to 37.5% in exchange for grants of unrestricted stock and these executives received an additional grant of 5% of base pay to partly offset the lack of liquidity of receiving stock in exchange for cash.

By approval of the Board of Directors, the Salary Replacement Program was discontinued as of January 2009.

Bonuses

Annual Bonus Pool. Annual bonuses for all eLoyalty employees are paid from an annual bonus pool, which is established by the Compensation Committee. The total amount available for the award of bonuses in the bonus pool is determined by the Compensation Committee’s evaluation of eLoyalty’s performance against its annual goals, which are established by the Chief Executive Officer and the Board (see table below for 2008 annual goals).

Each quarter in fiscal 2008, the Chief Executive Officer and the Compensation Committee evaluated eLoyalty’s performance against the Company’s goals. In February 2009, the Chief Executive Officer and the Compensation Committee reviewed eLoyalty’s performance against the annual goals for 2008 and determined, based on its subjective judgment, that eLoyalty had attained approximately 50% of such goals.

Performance Target	Description	Comment

Total Revenues	Total revenues versus the Company’s revenue plan	Revenues were ~10% below plan.

Adjusted Earnings	Adjusted Earnings versus the Company’s Adjusted Earnings plan	Adjusted Earnings were negatively impacted by the lower than planned revenues.

Managed Services Backlog	Managed Services Backlog versus the Company’s Managed Services Backlog plan	Backlog grew to a record level, but below plan.

Development of Behavioral Analytics™ Service	Developing new functionality and enhancement of delivery functions	The Company made strong progress in all elements of this Service.

Buildout of the Behavioral Analytics™ Service Sales Force	Growth in quantity and quality of the Behavioral Analytics™ Service’s sales force	The Company substantially increased the number of productive Behavioral Analytics™ Service sales people.

Position with Cisco Systems	Trajectory of relationships with the Cisco sales teams	The Company significantly enhanced its status with Cisco.

Improve Internal Reporting	Improving internal budgeting and reporting	The Company implemented improved weekly P&L reporting.

Based on the recommendation of the Chief Executive Officer, and in light of the difficult economic environment, the Compensation Committee reduced the dollar value of the 2008 bonus pool to approximately 25% of the total potential bonus pool set by the Compensation Committee for 2008. Furthermore, the Compensation Committee determined to focus the payouts on rewarding and retaining named executive officers and other Vice Presidents who are considered most essential to growing its Behavioral Analytics™ Service and Integrated Contact Solutions service lines.

Individual Annual Bonuses. The amount of individual annual bonus awards to eLoyalty named executive officers is based on two factors: (1) the target bonus amount of each named executive officer, as established in their respective employment agreements; and (2) individual performance levels for the relevant fiscal year. In each of the past five years, in light of the stage of the transformation of the Company, all bonuses awarded to named executive officers have been below their contractually agreed upon target bonus amounts.

(1) Target Bonus Amount of Named Executive Officers. The target bonus amount for each of the named executive officers is established in their respective employment agreements with the Company. The target bonus amount for each of the named executive officers in 2008 was: $528,000 for Mr. Conway; $150,000 for Mr. Min; $300,000 for Messrs. Pollema and Danson; and $120,000 for Mr. Shapiro. However, for the reasons discussed above, the only named executive officers evaluated by the Compensation Committee for purposes of establishing bonuses based on 2008 performance were Messrs. Conway, Danson, and Pollema. Mr. Noon was not a part of the named executive officer appraisal process, as he was promoted after these evaluations were made.

(2) Evaluation of Individual Performance. In addition to reviewing Company performance against its 2008 goals, the Compensation Committee reviewed the individual performance of the named executive officers, Messrs. Conway, Danson, and Pollema. In reviewing individual performance, no single quantitative factor was material to determining individual bonus amounts.

Mr. Conway’s bonus was based on his target bonus amount and his individual performance. Mr. Conway’s performance goals included all of the Company goals described above. In reviewing Mr. Conway’s performance, a strong emphasis was given to the development of the Behavioral Analytics™ Service business model, improved Q4 revenue trajectory, and significant cost reduction. Based on its subjective evaluation of these factors, the Compensation Committee set Mr. Conway’s bonus at $325,000 (which represents 61.5% of his target bonus amount).

Mr. Danson’s bonus was based on his target bonus amount and his individual performance. Mr. Danson’s performance goals included the performance of the Behavioral Analytics™ Service line, and in particular on the enhancement of the application functionality and the improvement of Behavioral Analytics™ Service delivery and Business Monitoring functions. Based on its subjective evaluation of these factors, the Compensation Committee set Mr. Danson’s bonus at $175,000 (which represents 58% of his target bonus amount).

Mr. Pollema’s bonus was based on his target bonus amount and his individual performance. Mr. Pollema’s performance goals included the performance of the ICS service line and the development of the Company’s relationship with Cisco. In reviewing Mr. Pollema’s performance, a strong emphasis was given to the ICS service line’s Q4 trajectory. Based on its subjective evaluation of these factors, the Compensation Committee set Mr. Pollema’s bonus at $100,000 (which represents 33% of his target bonus amount).

As previously discussed, based on its improving performance and outlook, the Company determined to pay the bonuses to the named executive officers in cash rather than in stock awards.

The bonuses awarded to the named executive officers will be paid in cash in April 2009 and each executive’s right to retain the bonus vests pro rata on a monthly basis over the two-year period after the bonus is paid. Pursuant to the terms of the bonus agreement, if the executive’s employment with eLoyalty terminates within that two-year period, whether by eLoyalty for Cause or by the executive for any reason other than his death or Disability, the executive must reimburse eLoyalty in the amount of the unvested portion of the bonus. The foregoing terms also apply to the cash bonus awarded to Mr. Noon.

Long-Term Equity Incentives

The goal of eLoyalty’s long-term, equity-based incentive awards is to retain key executives, attract new executives, and align the interests of executive officers with stockholders.

From 2002 to 2006, these long-term equity incentives were awarded in the form of restricted stock. In 2007 and 2008, eLoyalty also used stock option grants as a long-term equity incentive to the named executive officers and certain other Vice Presidents.

Due to the turbulent and uncertain market environment, the 2009 grants were again made in the form of restricted stock. The 2009 grants to the named executive officers were as follows: 200,000 shares to Mr. Conway; 75,000 shares to Mr. Danson; and 25,000 shares to Mr. Pollema.

The grants awarded to the named executive officers will vest over four years as follows: 25% will vest on February 28, 2010 and 6.25% will vest on each quarterly vesting date thereafter. The foregoing terms also apply to the restricted stock grant awarded to Mr. Noon.

Change in Control and Severance Benefits

eLoyalty provides the opportunity for certain of its named executive officers to be protected under the severance and change of control provisions contained in their employment agreements. The Company provides this opportunity to attract and retain an appropriate caliber of talent for the position. eLoyalty believes that its severance and change of control provisions for the named executive officers are comparable to those of executives at similarly situated companies and are summarized in “Potential Payments upon Termination or Change in Control” on page 31.

Stock Plans

eLoyalty administers two stock plans, the 1999 Stock Incentive Plan and the 2000 Stock Incentive Plan.

1999 Stock Incentive Plan

Overview. Effective June 22, 1999, eLoyalty adopted the 1999 Plan, which was amended and restated as of May 15, 2008. The 1999 Plan will automatically terminate on May 15, 2018. The 1999 Plan is administered by the Compensation Committee, which may, in certain circumstances, delegate certain of its duties to one or more of eLoyalty’s officers. The Compensation Committee has the power to interpret the 1999 Plan and to adopt rules for the administration, interpretation, and application of the plan according to its terms. Each year, on the first day of eLoyalty’s fiscal year, the number of shares available under the 1999 Plan automatically increases by 5% of the number of issued and outstanding shares of common stock as of that date. As of January 2, 2009, there were 1,353,621 shares available for issuance or delivery under the 1999 Plan.

The principal purpose of the 1999 Plan is to attract, motivate, reward, and retain selected employees, consultants, agents, and Directors through the granting of stock-based compensation awards. Certain employees and Directors are eligible to be granted awards under the 1999 Plan. The Compensation Committee determines who will receive awards under the 1999 Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 1999 Plan. The 1999 Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, and other stock-based awards. The specific terms of the awards are included in individual award agreements.

2000 Stock Incentive Plan

The 2000 Stock Incentive Plan (the “2000 Plan”), which is similar to the 1999 Plan, was adopted May 12, 2000 and was amended and restated as of September 24, 2001. The 2000 Plan is administered by the Compensation Committee, but the full Board retains the right to administer the 2000 Plan in all respects. The 2000 Plan will automatically terminate on September 23, 2011. The maximum percentage of shares with respect to which awards may be granted under the 2000 Plan to officers and to other Section 16 employees, is 20% of the total number of shares available for awards under the 2000 Plan, as adjusted. As of January 1, 2009, there were 75,439 shares available for issuance or delivery under the 2000 Plan.

The 2000 Plan allows for limited awards to eligible employees, consultants, and independent contractors, including only non-qualified stock options and stock awards, (both restricted stock and bonus stock). Non-Employee Directors are not eligible for awards under the 2000 Plan. Options and stock awards may be subject to performance measures and vesting requirements. The terms of the awards, including rights upon termination of employment, are included in individual award agreements.

Pension Benefits

eLoyalty does not sponsor any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

eLoyalty does not maintain any non-qualified defined contribution or deferred compensation plans.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in eLoyalty’s 2009 Notice of Annual Meeting and Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in eLoyalty’s 2009 Notice of Annual Meeting and Proxy Statement for filing with the SEC.

Tench Coxe, Chair

Henry J. Feinberg

John T. Kohler

EXECUTIVE COMPENSATION

2008 SUMMARY COMPENSATION TABLE (1)

The following table sets forth information regarding 2008 compensation for each of eLoyalty’s 2008 named executive officers; 2007 and 2006 compensation is presented for such executives who were also named executive officers in 2007 and 2006. In accordance with SEC guidance, 2006 compensation is not presented for Mr. Min because he was not a named executive officer in that year.

Name and Principal Position	Year	Salary(4)	Bonus		Stock Awards(6)	Option Awards(7)	All Other Compensation(8)		Total

Kelly D. Conway President and Chief Executive Officer	2008	$508,989	$325,000		$758,884	$416,081	$5,175		$2,014,129
	2007	$482,066	$0		$766,770	$292,760	$6,750		$1,548,346
	2006	$480,000	$0		$632,501	—	$6,600		$1,119,101

Christopher Min(2) Former Vice President and Chief Financial Officer	2008	$271,403	$202,500	(5)	—	—	$5,175		$479,078
	2007	$17,708	$0		$0	—	$0		$17,708

Steven C. Pollema Vice President, Integrated Contact Solutions/CRM Business Unit	2008	$318,151	$100,000		$366,264	$101,714	$5,175		$891,304
	2007	$301,315	$0		$345,344	$58,552	$6,750		$711,961
	2006	$300,000	$0		$232,481	—	$6,600		$539,081

Christopher J. Danson Vice President, Delivery	2008	$318,151	$175,000		$467,903	$160,266	$5,175		$1,126,495
	2007	$301,315	$0		$466,481	$117,104	$6,750		$891,650
	2006	$300,000	$0		$229,166	—	$6,600		$535,766

Steven H. Shapiro(3) Former Vice President, General Counsel and Corporate Secretary	2008	$229,607	$0		$152,016	$8,632	$317,925	(9)	$708,180
	2007	$286,251	$85,000		$229,608	—	$5,813		$606,672
	2006	$195,938	$0		$78,918	—	$5,878		$280,734

(1)	For a description of the employment agreements entered into between eLoyalty and each of the named executive officers, see “Employment Agreements” on page 29.

(2)

Term as eLoyalty’s Vice President and Chief Financial Officer started on December 3, 2007 and ended on February 13, 2009. Effective February 12, 2009, William B. Noon was named as the Company’s new Vice President and Chief Financial Officer.

(3)	Term as eLoyalty’s General Counsel and Corporate Secretary started on April 24, 2006 and ended October 3, 2008.

(4)

In connection with the Salary Replacement Program, the named executive officers were granted part of their salary in the form of shares of Common Stock. This column includes the value of shares granted to the named executive officers in lieu of salary through the end of the applicable year. These grants are reported in the 2008 Grants of Plan-Based Awards table on page 25. As reported above, base salaries accounted for approximately 25% of total compensation for Mr. Conway and 38% on average for the other named executive officers who worked at eLoyalty for all of 2008.

(5)

In connection with his joining eLoyalty in 2007, Mr. Min’s employment agreement provided that he would receive: (i) a signing bonus of $52,500 on February 28, 2008, as long as he remained employed by eLoyalty on that date; and (ii) a guaranteed annual bonus of $150,000 in cash or unrestricted shares of Common Stock, which bonus he received upon leaving the Company in 2009.

(6)

This column shows the amount recognized as expense in eLoyalty’s financial statements in 2008, 2007, and 2006, respectively, under FAS 123(R), as a result of the vesting in 2008, 2007, and 2006 of restricted or installment stock awards granted to the named executive officers between 2003 and 2008. In accordance with FAS 123(R), the amount of such expense is based on the market value of stock on the approval date of the grant. With respect to Mr. Shapiro, the amount in this column does not include restricted stock awards that were part of his severance package, which are reflected in the “All Other Compensation” column.

(7)

This column shows the amount recognized as expense in eLoyalty’s financial statements under FAS 123(R) for stock options granted in and prior to 2008. These are not amounts paid to or realized by the named executive officer. Valuation assumptions are found under “eLoyalty Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Fifteen – Stock-Based Compensation” in eLoyalty’s Form 10-K for the fiscal year ended December 27, 2008.

(8)	Reflects employer contributions to an eLoyalty qualified defined contribution plan.

(9)

Reflects amounts paid by eLoyalty pursuant to the terms of Mr. Shapiro’s severance agreement with eLoyalty. For more information regarding the severance payments, see “Termination for Good Reason, without Cause, or due to Death or Disability” on page 32.

2008 GRANTS OF PLAN-BASED AWARDS(1)

The following table summarizes stock awards made to eLoyalty’s named executive officers under eLoyalty’s 1999 Stock Incentive Plan in 2008, which constituted all of the stock awards made to such executives under any eLoyalty plan in 2008.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Kelly D. Conway
	11/07/08	11/06/08	14,409	—		—
	8/08/08	8/05/08	9,093	—		—
	5/16/08	5/08/08	7,718	—		—
	2/19/08	2/13/08		100,000	$10.54	$591,940
	2/19/08	2/13/08	54,668			$576,201
	2/19/08	2/13/08	5,316	—		—

Christopher Min
	11/07/08	11/06/08	4,858	—		—
	8/08/08	8/05/08	3,066	—		—
	5/16/08	5/08/08	2,603	—		—
	2/19/08	2/13/08	2,474	—		—

Steven C. Pollema
	11/07/08	11/06/08	7,947	—		—
	8/08/08	8/05/08	5,016	—		—
	5/16/08	5/08/08	4,257	—		—
	2/19/08	2/13/08		35,000	$10.54	$207,179
	2/19/08	2/13/08	27,334			$288,100
	2/19/08	2/13/08	2,968	—		—

Christopher J. Danson
	11/07/08	11/06/08	7,947	—		—
	8/08/08	8/05/08	5,016	—		—
	5/16/08	5/08/08	4,257	—		—
	2/19/08	2/13/08		35,000	$10.54	$207,179
	2/19/08	2/13/08	29,801			$314,103
	2/19/08	2/13/08	2,968	—		—

Steven H. Shapiro
	8/08/08	8/05/08	4,765	—		—
	5/16/08	5/08/08	4,045	—		—
	2/19/08	2/13/08	2,819	—		—
	2/19/08	2/13/08		10,000	$10.54	$59,194
	2/19/08	2/13/08	14,900			$157,046

(1)

In accordance with eLoyalty practice, all grants were approved by the Compensation Committee. One-half of the shares of restricted stock granted on February 19, 2008 vested on February 28, 2008 and the remaining half will vest on February 28, 2010.

The remaining shares granted were fully vested upon grant in lieu of salary. As a result, no value is assigned to the award as additional compensation, nor is any grant date fair value reported because the value is reflected in the 2008 Summary Compensation Table on page 23. For more information regarding these awards, see footnote 4 to the 2008 Summary Compensation Table on page 24.

The restricted stock and installment stock include a feature whereby eLoyalty may withhold shares from vesting or the award, as applicable (which is generally treated as a sale of those shares back to eLoyalty at fair market value) in certain cases to satisfy tax withholding obligations related to the grantee. Restricted stock grants generally vest evenly over 48 months, commencing with a vesting of 25% of such grant one year from the end of the month in which the grant was approved and 6.25% of such grant on each quarterly vesting date thereafter.

In the event dividends are paid to owners of Common Stock, dividends would be paid on the restricted shares, but not the installment stock, in the same amount and at the same time as paid to other owners of Common Stock.

(2)

Valuation assumptions are found under “eLoyalty Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Fifteen – Stock-Based Compensation” in eLoyalty’s Form 10-K for the fiscal year ended December 27, 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table shows the total number of stock options (vested and unvested) and unvested restricted stock awards outstanding for eLoyalty’s named executive officers as of December 27, 2008. These amounts do not include the options or shares of stock granted at the February 2009 Board Meeting. For information regarding the total beneficial ownership of eLoyalty securities by its named executive officers, please see “Security Ownership of Certain Beneficial Owners and Management - Beneficial Ownership Information” beginning on page 10.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(1)($)
Kelly D. Conway	0	100,000	$10.54	2/19/2018	118,805(2)	$344,535
	50,000	50,000	$21.95	2/20/2017

Christopher Min	—	—	—	—	—	—

Steven C. Pollema	0	35,000	$10.54	2/19/2018	47,644(3)	$138,168
	20,000	10,000	$21.95	2/20/2017
	10,000	0	$20.10	6/01/2011

Christopher J. Danson	—	35,000	$10.54	2/19/2018	69,955(4)	$202,870
	20,000	20,000	$21.95	2/20/2017

Steven H. Shapiro	3,750(5)	0	$10.54	2/19/2018	0	0

(1)	Market value is calculated based on the number of shares multiplied by the closing market price of Common Stock on December 26, 2008 which was $2.90 per share.

(2)	Comprised of the following:
•	Initial grant of 62,500 on May 31, 2004; vesting 3,125 per quarter; 6,250 remaining unvested;
•	Initial grant of 62,500 on November 30, 2004; vesting 3,125 per quarter; 12,500 remaining unvested;
•	Initial grant of 37,044 on May 31, 2005; vesting 1,852 per quarter; 11,109 remaining unvested;
•	Initial grant of 75,000 on May 31, 2006; vesting 3,750 per quarter; 37,500 remaining unvested;
•	Initial grant of 18,224 on February 20, 2007; vesting 9,112 on February 28, 2009; 9,112 remaining unvested;
•	Initial grant of 24,668 on February 19, 2008; vesting 12,334 on February 28, 2010; 12,334 remaining unvested; and
•	Initial grant of 30,000 on February 19, 2008; vesting 7,500 on February 28, 2009 and then 1,875 per quarter; 30,000 remaining unvested.

(3)	Comprised of the following:
•	Initial grant of 15,000 on May 31, 2005; vesting 750 per quarter; 4,500 remaining unvested;
•	Initial grant of 35,000 on May 31, 2006; vesting 1,750 per quarter; 17,500 remaining unvested;
•	Initial grant of 1,100 on August 31, 2006; vesting 55 per quarter; 605 remaining unvested;
•	Initial grant of 7,745 on February 20, 2007; vesting 3,872 on February 28, 2009; 3,872 remaining unvested;
•	Initial grant of 12,334 on February 19, 2008; vesting 6,167 on February 28, 2010; 6,167 remaining unvested; and
•	Initial grant of 15,000 on February 19, 2008; vesting 3,750 on February 28, 2009 and then 937 per quarter; 15,000 remaining unvested.

(4)	Comprised of the following:
•	Initial grant of 32,409 on August 31, 2004; vesting 1,620 per quarter; 4,860 remaining unvested;
•	Initial grant of 15,000 on May 31, 2005; vesting 750 per quarter; 4,500 remaining unvested;
•	Initial grant of 65,000 on May 31, 2006; vesting 3,250 per quarter; 32,500 remaining unvested;
•	Initial grant of 11,390 on February 20, 2007; vesting 5,695 on February 28, 2009; 5,695 remaining unvested
•	Initial grant of 14,801 on February 19, 2008; vesting 7,400 on February 28, 2010; 7,400 remaining unvested; and
•	Initial grant of 15,000 on February 19, 2008; vesting 3,750 on February 28, 2009 and then 937 per quarter; 15,000 remaining unvested.

(5)	These previously granted options were available to Mr. Shapiro pursuant to the terms of his severance agreement, but expired after having been unexercised within 90 days from termination date.

2008 OPTION EXERCISES AND STOCK VESTED

The following table shows restricted stock awards for eLoyalty’s named executive officers that vested during 2008. As of December 27, 2008, the only outstanding stock options are those set forth in the table “Outstanding Equity Awards at 2008 Fiscal Year-End” on page 27. No stock options were exercised by eLoyalty’s named executive officers in 2008.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Kelly D. Conway	59,744	$431,865
Steven C. Pollema	28,325	$205,967
Christopher J. Danson	34,997	$268,280
Steven H. Shapiro	0	0

(1)	Value is calculated by multiplying the number of shares vesting by the closing market price of Common Stock on the respective vesting dates of the restricted stock awards.

EMPLOYMENT AGREEMENTS

Each of the named executive officers has entered into an employment agreement with eLoyalty. The material continuing terms of such agreements, including their provisions relating to employment termination generally and following a change of control, are summarized in the following paragraphs.

Employment Agreement with Mr. Conway

Under his employment agreement, Mr. Conway’s annual base salary is set at $480,000, subject to annual review and discretionary adjustment. As discussed previously, Mr. Conway’s annual base salary was reduced to $425,000 by the Compensation Committee, effective April 2009. In addition to base salary, he is eligible to participate in eLoyalty’s other compensation programs, including annual bonus, equity incentive awards, and other employee benefit programs. Mr. Conway’s agreement does not specify a term of employment and states that he is an employee at will. His employment agreement provides that eLoyalty may terminate his employment at any time, with or without Cause and that Mr. Conway may terminate his employment for with or without Good Reason.

The terms of Mr. Conway’s termination by eLoyalty without Cause, by Mr. Conway for Good Reason, in connection with a Change in Control, or upon Mr. Conway’s death or Disability are described in “Potential Payments Upon Termination or Change in Control” beginning on page 31.

Employment Agreements with Other Named Executive Officers

In addition to the employment agreement with Mr. Conway, eLoyalty has entered into employment agreements with Christopher Min, Christopher J. Danson, Steven C. Pollema, and Steven H. Shapiro. The employment agreements generally provide for a base salary and eligibility to receive an annual performance bonus. These agreements establish a target amount for the annual performance bonus; however, the actual amount of the bonus is generally discretionary and is determined based upon the executive’s performance. The agreements also provide for grants of equity in the form of options or restricted shares and certain customary non-competition, non-solicitation, proprietary information and invention, and non-disparagement provisions.

The employment agreements may be terminated, with or without Cause (as defined in the agreement), by the executive or by eLoyalty. The employment agreements also may be terminated by the executive for Good Reason (as defined in the agreement). If the executive’s employment is terminated by eLoyalty for Cause or the executive resigns without Good Reason, the executive is entitled to no further compensation or benefits other than those earned through the effective date of termination.

In connection with his joining eLoyalty in 2007, Mr. Min’s employment agreement provided that he would receive: (i) a signing bonus of $52,500 on February 28, 2008, as long as he remained employed by eLoyalty on that date; (ii) a guaranteed bonus of $150,000 in cash or unrestricted shares of Common Stock when bonuses are paid to other executives for their 2008 performance; (iii) relocation assistance of up to $110,000; and (iv) a grant of 55,000 restricted shares of Common Stock.

Employment Agreement Definitions

Definition of Good Reason. Under the employment agreements, an executive generally may terminate his employment for “Good Reason” if any of the following conditions occur:

(i)	the executive’s base salary is reduced below the amount set forth in his or her agreement, unless the three most highly paid executives’ salaries are reduced proportionately;

(ii)	the executive’s target bonus is reduced, unless such reduction is shared proportionally by the three most highly paid executives of eLoyalty;

(iii)	the executive is involuntarily relocated to any location outside of the metropolitan area in which his or her primary office is located;

(iv)

a significant diminution in the executive’s position (including offices, titles, and reporting relationships), authority, duties or responsibilities occurs, excluding diminutions resulting from a Change in Control;

(v)	eLoyalty materially breaches the terms of the agreement; or

(vi)	eLoyalty fails to assign the agreement to a successor upon a Change in Control.

Mr. Conway’s agreement also provides that the failure of eLoyalty’s Board to nominate Mr. Conway as a director constitutes Good Reason.

The definition of Good Reason does not include the diminution of responsibilities if such diminution of responsibilities is in the ordinary course of either: (i) eLoyalty becoming, pursuant to a Change in Control, part of a larger organization in which the executive directly reports to the chief executive officer of such organization; or (ii) eLoyalty becoming, pursuant to a Change in Control, either a subsidiary or equivalent separate functional business unit of a larger business organization. The definition of Good Reason in Mr. Conway’s agreement does not include such diminution of responsibilities only if he is appointed to serve as a Chief Executive Officer of the larger organization with all such accompanying authority, duties, and responsibilities.

Definition of Change in Control. Under the employment agreements, a “Change in Control” means:

(i)	the acquisition by any individual, entity, or group of beneficial ownership of 25% or more of eLoyalty’s outstanding Common Stock or voting securities;

(ii)

a change in the identity of a majority of the members of the Board from those who constituted the Board at the time eLoyalty was spun off from TSC (the “Incumbent Board”), counting any new director whose election was approved by a majority of the members of the Incumbent Board as a member of the Incumbent Board;

(iii)

the consummation of a reorganization, merger, or consolidation involving eLoyalty or a sale or other disposition of all or substantially all of eLoyalty’s assets, other than in a transaction following which the beneficial owners of more than 60% of the outstanding Common Stock and voting securities prior to the transaction beneficially own 60% or more of the outstanding Common Stock and voting securities of the surviving or acquiring entity, in substantially the same relative proportion before and after the transaction; or

(iv)	the consummation of a plan of complete dissolution or liquidation of eLoyalty.

For each of the employment agreements, the definition of Change in Control derives from the 1999 Plan.

Definition of Disability. Under the employment agreements, “Disability” means a permanent disability rendering the executive unable to perform his or her duties for 90 consecutive days or 180 days in any 12-month period, as determined by an independent physician appointed by the Board.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview. eLoyalty is not obligated to make any cash payments to its named executive officers if their employment is terminated by eLoyalty for Cause or the executive resigns other than for Good Reason. In connection with a termination without Cause by eLoyalty or a termination for Good Reason by the executive, no payments are due unless the executive executes a general release.

Definition of Cause. Under the employment agreements, a termination for “Cause” occurs if eLoyalty terminates an executive’s employment for any of the following reasons:

(i)	conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty;

(ii)	fraud upon eLoyalty (or an affiliate), embezzlement, or misappropriation of corporate funds;

(iii)	willful acts of dishonesty materially harmful to eLoyalty;

(iv)	activities materially harmful to eLoyalty’s reputation;

(v)	the executive’s willful misconduct, willful refusal to perform his or her duties, or substantial willful disregard of his or her duties; or

(vi)	material breach of the employment agreement or any other agreement with eLoyalty, causing material harm to eLoyalty, or breach of any statutory duty or common law duty owed to eLoyalty.

Non-Competition and Non-Solicitation. Under the employment agreements, during the executive’s employment and for a period of one year following a termination for any reason (including a termination by eLoyalty without Cause or by the executive for Good Reason or a termination in connection with a Change in Control), the executive cannot, for himself or an agent, partner, or employee of any person, firm, or corporation:

(i)

engage in the practice of providing consulting or related services for any client or prospect of eLoyalty to or for which he or she performed or provided consulting or related services, or with whom the executive had personal contact, or prospect to whom the executive submitted or assisted or participated, in any way, in the submission of a proposal in the executive’s prior two years of employment; or

(ii)

directly or indirectly hire, solicit, encourage, or otherwise induce or assist in the inducement away from eLoyalty any customer, client, contractor, consultant, or other person or party with whom eLoyalty has a contractual relation or any eLoyalty client or any eLoyalty employee.

Termination for Good Reason, without Cause, or due to Death or Disability

Assuming the employment of eLoyalty’s named executive officers were terminated (1) by the executive for Good Reason or by eLoyalty other than for Cause (both of which are addressed in the “Good Reason” row in the table below) or (2) as a result of the named executive officer’s death or Disability, each as of December 27, 2008 (except with respect to Mr. Shapiro, whose amounts are shown as of his October 2008 departure date), the following individuals would be entitled to payments in the amounts set forth opposite their name in the following table. The details are described in the footnotes to the table below. Also, any additional benefits payable due to a termination in connection with a Change in Control are included in the footnotes to the table below.

Name	Salary	Bonus(10)	Health Benefits	Vesting(11)(12)	Total
Kelly D. Conway
Good Reason(1)	$720,000	$370,000	$25,123	$295,597	$1,410,720
Death or Disability(2)	$480,000	$370,000	$16,748	$172,267	$1,039,015

Christopher Min
Good Reason(3)	$250,000	$200,000	$4,349	$69,781	$524,130
Death or Disability(4)	$250,000	$200,000	$4,349	$79,750	$534,099

Steven C. Pollema
Good Reason (5)	$300,000	$215,000	$8,610	$59,897	$583,507
Death or Disability(6)	$300,000	$215,000	$8,610	$69,084	$592,694

Christopher J. Danson
Good Reason(7)	$300,000	$228,000	$10,341	$96,039	$634,380
Death or Disability(8)	$300,000	$228,000	$10,341	$101,435	$639,776

Steven H. Shapiro
Good Reason(9)	$213,750	$99,000	$8,374	$58,149	$379,273

(1)

Upon termination by Mr. Conway for Good Reason or by eLoyalty without Cause, Mr. Conway would be paid the following amounts as severance: a lump sum amount of $720,000, representing 18 months of salary; health benefits of $1,396 per month for up to 18 months; and a bonus of $370,000, calculated as 100% of the average of the annual bonus for the preceding year and 100% of the target bonus for the current year. In addition, he would be entitled to accelerated vesting for shares of restricted stock and stock options that would otherwise have vested as if he were employed for 24 months after termination, amounting to 101,930 shares of restricted stock with a value of $295,597.

Upon a Change in Control occurring December 27, 2008, Mr. Conway would be entitled to the additional vesting of restricted stock and options that would have vested if Mr. Conway provided an additional 36 months of continuous service (whether or not he incurred a termination in connection with the Change in Control), amounting to 116,930 shares of restricted stock with a value of $339,097.

(2)

Upon termination as a result of Mr. Conway’s death or Disability, Mr. Conway would be paid a lump sum of $480,000, representing 12 months of salary, health benefits of $1,396 per month for 12 months, and a total bonus of $370,000, calculated as an average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, upon death or Disability, half of Mr. Conway’s unvested shares of restricted stock would vest, amounting to 59,403 shares of restricted stock with a value of $172,267.

(3)

Upon termination by Mr. Min for Good Reason or by eLoyalty without Cause, Mr. Min would have been paid the following amounts as severance: a lump sum amount of $250,000, representing 12 months of salary; health benefits of $362 per month for up to 12 months; and a total bonus of $200,000, calculated as an average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, he would have been entitled to accelerated vesting for shares of restricted stock that otherwise would have vested, as if he were employed for 12 months after termination, amounting to 24,063 shares of restricted stock with a value of $69,781 (or 24 months after termination, if such termination occurred within six months following a Change in Control, amounting to 37,813 shares of restricted stock with a value of $109,656).

Under the terms of Mr. Min’s severance agreement signed in February 2009, Mr. Min was paid a lump sum amount of $250,000 and is entitled to health benefits of $362 per month for up to 12 months. He also received additional vesting for shares of restricted stock, amounting to 55,000 shares of restricted stock with a value of $247,500.

(4)

Upon termination as a result of Mr. Min’s death or Disability, Mr. Min would have been paid a lump sum of $250,000, representing 12 months of salary, health benefits of $362 per month for 12 months; and a total bonus of $200,000, calculated as an average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, upon termination as a result of death or Disability, half of Mr. Min’s unvested shares of restricted stock would have vested, amounting to 27,500 shares of restricted stock with a value of $79,750.

(5)

Upon termination by Mr. Pollema for Good Reason or by eLoyalty without Cause, Mr. Pollema would be paid the following amounts as severance: a lump sum of $300,000, representing 12 months of salary; health benefits of $718 per month for up to 12 months; and a bonus of $215,000, calculated as an average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, he would be entitled to accelerated vesting for shares of restricted stock that otherwise would have vested, as if he were employed for 12 months after termination, amounting to 20,654 shares of restricted stock with a value of $59,897 (or 24 months after termination, if such termination occurred within six months following a Change in Control, amounting to 39,291 shares of restricted stock with a value of $113,944).

(6)

Upon termination as a result of Mr. Pollema’s death or Disability, Mr. Pollema would be paid a lump sum of $300,000, representing 12 months of salary, health benefits of $718 per month for 12 months, and a total bonus of $215,000, calculated as an average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, upon termination as a result of death or Disability, half of Mr. Pollema’s unvested shares of restricted stock would vest, amounting to 23,822 shares of restricted stock with a value of $69,084.

(7)

Upon termination by Mr. Danson for Good Reason or by eLoyalty without Cause, Mr. Danson would be paid the following amounts as severance: a lump sum of $300,000, representing 12 months of salary; health benefits of $862 per month for up to 12 months; and a total bonus of $228,000, calculated as the average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, he would also be entitled to receive additional vesting for shares of restricted stock that otherwise would have vested if he were employed for 12 months after termination, amounting to 33,117 shares of restricted stock with a value of $96,039 (or 24 months after termination, if such termination occurred within six months following a Change in Control, amounting to 58,767 shares of restricted stock with a value of $170,424).

(8)

Upon termination as a result of Mr. Danson’s death or Disability, Mr. Danson would be paid a lump sum of $300,000, representing 12 months of salary, health benefits of $862 per month for up to 12 months, and a total bonus of $228,000, calculated as the average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, upon termination as a result of death or Disability, half of the shares of restricted stock would vest, or 34,978 shares of restricted stock with a value of $101,435.

(9)

Under the terms of Mr. Shapiro’s severance agreement signed in October 2008, Mr. Shapiro was paid a lump sum amount of $213,750, representing 9 months of salary, health benefits of $1,396 per month for 6 months, and a total bonus of $99,000, calculated as the average of the bonus for the preceding year and a reasonable estimate of the bonus for the then-current year. He also received additional vesting for shares of restricted stock and options that otherwise would have vested if he were employed for 12 months after termination, amounting to 13,812 shares of restricted stock with a value of $58,149.

(10)

Solely for purposes of calculating the amounts in the table: All bonuses for 2008 were calculated as the amount equal to the dollar equivalent of restricted shares of Common Stock granted in 2008. The bonuses for 2007 were paid in the form of stock in 2008, and are reflected in the “2008 Summary Compensation Table” on page 23.

These calculations are no guarantee of what the amounts would be under any other circumstances. Any of the amounts set forth above may vary, depending on the performance of eLoyalty and the executive as well as several other circumstances.

All executive officers are to be paid these bonuses within seven days of termination.

(11)	For purposes of this table, shares of restricted stock were valued at the closing price on December 26, 2008 of $2.90 for Common Stock.

(12)

Messrs. Conway, Pollema, and Danson have options that would vest under the circumstances provided for in the table. For purposes of these calculations, however, the options are not included because they had exercise prices above eLoyalty’s closing stock price of $2.90 on December 26, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of eLoyalty’s Board currently consists of Mr. Coxe, as Chairman, Mr. Feinberg, and Mr. Kohler. None of Mr. Coxe, Mr. Feinberg, or Mr. Kohler is a current or former officer or employee of eLoyalty and none has any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. During the last fiscal year, no executive officer of eLoyalty served on the board of directors or compensation committee of any other company whose executive officers served as a director or member of the Compensation Committee of eLoyalty.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2010

Deadline for Inclusion in Proxy Statement

Any stockholder proposal to be considered by eLoyalty for inclusion in the Proxy Statement and form of proxy for next year’s Annual Meeting of Stockholders must be received by eLoyalty’s Corporate Secretary at its principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, no later than December 4, 2009 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with the advance notice procedures set forth in eLoyalty’s By-Laws in order to be brought properly before that annual stockholders’ meeting. In addition, with respect to any such stockholder proposals, eLoyalty may utilize discretionary authority conferred by proxy in voting thereon if, among other matters, the stockholder proponent does not give timely notice of the matter to eLoyalty in accordance with such By-Law procedures. In general, written notice of such a stockholder proposal or a director nomination must be delivered to eLoyalty’s Corporate Secretary not less than 75 days or more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than February 3, 2010 and no later than February 28, 2010.

In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified above.

If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, such business will not be transacted or such defective nomination will not be accepted.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary in any of eLoyalty’s other filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, before or after the date of this Proxy Statement, that incorporate future SEC filings made by eLoyalty, none of the information under “Report of the Audit Committee” or the “Report of the Compensation Committee” will be incorporated by reference into any of those filings.

ADDITIONAL INFORMATION

The cost of soliciting proxies will be borne by eLoyalty. In addition to soliciting proxies through the mail, certain employees of eLoyalty may solicit proxies in person, by facsimile, or by telephone, without additional compensation. As is customary, eLoyalty will, upon request, reimburse brokers, banks, custodians, and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of eLoyalty shares.

The SEC’s rules permit eLoyalty to deliver a single set of proxy materials to one address shared by two or more of its stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, eLoyalty may deliver only one set of proxy materials to multiple stockholders who share an address. eLoyalty agrees to deliver promptly, upon request, a separate copy of the proxy materials to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy materials, or if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future proxy materials for your household, please contact Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or call 847-582-7106.

Your vote is important. Please submit your proxy with voting instructions by telephone or through the Internet by following the instructions provided as soon as possible or, if applicable, complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope.

By Order of the Board of Directors,

/s/ Christine R. Carsen Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary

eLoyalty will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of eLoyalty’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

eLoyalty eLOYALTY CORPORATION BNY MELLON 200 WEST MONROE SUITE 1590 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by eLoyalty Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to eLoyalty Corporation, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M11838 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

eLOYALTY CORPORATION For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” number(s) of the nominee(s) on the line below.

ITEMS 1 AND 2.

1. ELECTION OF DIRECTORS 0 0 0

Nominees:

01) Tench Coxe

02) John T. Kohler

as Class I Directors for a three-year term. If either such nominee should be unavailable, the proxies or any of them may vote for a substitute nominee at their discrection.

For Against Abstain

Vote on Proposals:

2. To ratify Grant Thornton LLP as eLoyalty’s independent public accountants for 2009. 0 0 0

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. 0 0 0

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When

signing as attorney, executor, administrator, or other fiduciary,

please give full title as such. Joint owners should each sign personally.

All holders must sign, If a corporation or partnership please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M11839

eLOYALTY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2009

The stockholder(s) hereby appoint(s) KELLY D. CONWAY, HENRY J. FEINBERG, and JOHN C. STALEY, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (1) eLoyalty Common Stock, par value $0.01 per share, and (2) eLoyalty 7% Series B Convertible Preferred Stock, par value $0.01 per share, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 14, 2009, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, Illinois, 60015, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” EACH PROPOSAL.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE INSTRUCTIONS PROVIDED.

Continued and to be signed on reverse side